                     EXECUTIVE SALARY CONTINUATION AGREEMENT


         THIS AGREEMENT, made and entered into this 20th day of April, 1993, by and between THE BANK OF EAST RIDGE, a corporation organized and existing under the laws of the State of Tennessee (hereinafter called the "Corporation"), and JAMES RENEGAR (hereinafter called the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive is in the employ of the Corporation serving as its President; and

         WHEREAS, the experience of the Executive, his knowledge of the affairs of the Corporation, his reputation and contacts in the industry are so valuable that assurance of his continued service is essential for the future growth and profits of the Corporation and it is in the best interests of the Corporation to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the Corporation's employment during his lifetime or until the age of retirement; and

         WHEREAS, it is the desire of the Corporation that his services be retained as herein provided; and

         WHEREAS, the Executive is willing to continue in the employ of the Corporation provided the Corporation agrees to pay him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is agreed as follows:

                                   ARTICLE 1.

         1.1 Beneficiary. The term "Beneficiary" shall mean the person or persons whom the Executive shall designate in writing to receive the benefits provided hereunder.

         1.2 Disability. The term "Disability" shall mean an inability to substantially perform the usual and regular duties performed by the Executive as an employee of the Corporation. Such disability may be caused by either illness or injury and includes mental disabilities. For purposes of this Agreement, the determination of the Executive's disability shall be made solely by the Board of Directors of the Corporation without participation by the alleged disabled Executive. Such a determination by the Board of Directors shall be final and conclusive on all parties hereto.

         1.3 Named Fiduciary and Plan Administrator. The "Named Fiduciary and Plan Administrator" of this plan shall be the Corporation.

                                   ARTICLE 2.

         2.1 Employment. The Corporation agrees to employ the Executive in such capacity as the Corporation may from time to time determine. The Executive will continue in the employ of the Corporation in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Corporation.

         2.2 Full Efforts. The Executive agrees to devote his full time and attention exclusively to the business and affairs of the Corporation, except during vacation periods, and to use his best efforts to furnish faithful and satisfactory services to the Corporation.

         2.3 Fringe Benefits. The salary continuation benefits provided by this Agreement are granted by the Corporation as a fringe benefit to the Executive and are not part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

                                   ARTICLE 3.

         3.1 Retirement. If the Executive shall continue in the employment of the Corporation until he attains the age of seventy (70), he may retire from active daily employment as of the first day of the month next following attainment of age seventy (70) or upon such later date as may be mutually agreed upon by the Executive and the Corporation.

         3.2 Payment. The Corporation agrees that upon such retirement it will pay to the Executive the annual sum of Eighteen Thousand Dollars ($18,000.00), payable monthly on the first day of each month following such retirement for a period of one hundred twenty (120) months; subject to the conditions and limitations hereinafter set forth. The Eighteen Thousand Dollars ($18,000.00) annual payment amount may be adjusted as of the first year in which it is to be paid to reflect changes in the federally determined cost-of-living index and may be adjusted annually for each payment year thereafter to reflect changes in said federally determined cost-of-living index. However, the Corporation is not obligated hereunder to make any such adjudgment.

         3.3 Death After Retirement. The Corporation agrees that if the Executive shall so retire, but shall die before receiving the full amount of monthly payments to which he is entitled hereunder, it will continue to make such monthly payments to the Executive's designated Beneficiary for the remaining period. If a valid Beneficiary Designation is not in effect, the payments shall be made to the Executive's surviving spouse or, if none, said payments shall be made to the duly qualified personal representative, executor or administrator of his estate.

                                   ARTICLE 4.

         4.1 Death Prior to Retirement. In the event the Executive should die while actively employed by the Corporation at any time after the date of this Agreement but prior to his attaining the age of seventy (70) years, the Corporation will pay the annual sum of Eighteen Thousand Dollars ($18,000.00) per year, to the Executive's designated Beneficiary in equal monthly installments for a period of one hundred twenty (120) months. If a valid Beneficiary Designation is not in effect, the payments shall be made to the Executive's surviving spouse or, if none, said payments shall be made to the duly qualified personal representative, executor or administrator of his estate. The said monthly payments shall begin the first day of the month following the month of the decease of the Executive. Provided, however, that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if it is determined that the Executive's death was caused by suicide on or before April 20, 1995.

         4.2 Disability Prior to Retirement. In the event the Executive should become disabled while actively employed by the Corporation at any time after the date of this Agreement but prior to his attaining the age of seventy (70) years, the Executive will be considered to be one hundred percent (100%) vested in the amount set forth in Schedule A attached hereto and made a part hereof. Said amount shall be paid to the Executive in a lump sum within three (3) months of the determination of disability. Said payment shall be in lieu of any other retirement or death benefit under this Agreement.

                                   ARTICLE 5.

         5.1 Termination of Employment. The Corporation reserves the right to terminate the employment of the Executive at any time prior to retirement. In the event that the employment of the Executive shall terminate prior to his attaining age seventy (70), other than by reason of his disability or his death, then this Agreement shall terminate upon the date of such termination of employment. Provided, however, that the Executive shall be entitled to the following benefits under the following circumstances:

                  (a) If the Executive has been employed by the Corporation for a period of at least three (3) continuous years, the Executive will be considered to be vested in forty percent (40%) of the amount set out in Schedule A attached hereto and made a part hereof and shall become vested in an additional twelve percent (12%) of said amount for each succeeding year thereafter until he becomes one hundred percent (100%) vested. If the Executive has been employed by the Corporation for a period of less than three (3) continuous years, the Executive will not be considered to be vested in any benefit hereunder and shall be entitled to no benefits under this Agreement. If the Executive's employment is terminated under the provisions of this Section 5.1, the Corporation will pay the Executive's vested amount upon such terms and conditions and commencing at such time as the Corporation shall determine, but in no event commencing no later than age seventy (70).

                  (b) Anything hereinabove to the contrary notwithstanding, if the Executive is not fully vested in the amount set forth in Schedule A, he will become fully vested in said amount in the event of a transfer in the controlling ownership or sale of the Corporation or its parent corporation and shall be entitled to the full amount set forth in Schedule A, upon the terms and conditions hereof, if termination of employment thereafter occurs under this Section 5.1.

                                   ARTICLE 6.

         6.1 Termination of Agreement by Reason of Changes in Law. The Corporation is entering into this Agreement upon the assumption that certain existing tax laws will continue in effect in substantially their current form. In the event of any changes in such federal laws, the Corporation shall have an option to terminate or modify this Agreement. Provided, however, that the Executive shall be entitled to at least the same amount as he would have been entitled to under Section 4.2 relating to disability. The payment of said amount shall be made upon such terms and conditions and at such time as the Corporation shall determine, but in no event commencing later than age seventy (70).

                                   ARTICLE 7.

         7.1 Unassignability. Neither the Executive, his spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owned by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

                                   ARTICLE 8.

         8.1 Claims Procedure. The Corporation shall make all determinations as to rights to benefits under this Agreement. Any decision by the Corporation denying a claim by the Executive or his beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed to the Executive or such beneficiary. Such decision shall set forth the specific reasons for the denial, written to the best of the Corporation's ability in a manner calculated to be understood without legal or actuarial counsel. In addition, the Corporation shall provide a reasonable opportunity to the Executive or such beneficiary for full and fair review of the decision denying such claim.

                                   ARTICLE 9.

         9.1 Unsecured General Creditor. The Executive and his beneficiary shall have no legal right or equitable rights, interests, or claims in or to any property or assets of the Corporation. No assets of the Corporation shall be held under any trust for the benefit of the Executive or his beneficiaries or held in any way as security for the fulfilling of the obligations of the Corporation under this plan. All of the Corporation's assets shall be and remain the general, unpledged, unrestricted assets of the Corporation. The Corporation's obligation under this plan shall be that of an unfunded and unsecured promise by the Corporation to pay money in the future. Executives and their beneficiaries shall be unsecured general creditors with respect to any benefits hereunder.

                                   ARTICLE 10.

         10.1 Reorganization. The Corporation shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term "Corporation" as used in this Agreement shall be deemed to refer to such successor or survivor corporation.

                                   ARTICLE 11.

         11.1 Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Corporation and any successor organization which shall succeed to substantially all of its assets and business.

                                   ARTICLE 12.

         12.1 Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Corporation to discharge the Executive or restrict the right of the Executive to terminate his employment.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its proper officer and the Executive has hereunto set his hand at Chattanooga, Tennessee, the day and year first above written.



                                                     By:/s/ David E. Young
                                                        -----------------------
                                                     Title:   Chairman/CEO
                                                           --------------------

                                                     EXECUTIVE:

                                                     /s/ James D. Renegar
                                                     --------------------------

                                   SCHEDULE A



                                       AMOUNT IN WHICH
     PLAN YEAR                          VESTING OCCURS

         1                                   3,920
         2                                   8,251
         3                                  13,036
         4                                  18,321
         5                                  24,160
         6                                  30,610
         7                                  37,736
         8                                  45,608
         9                                  54,304
        10                                  63,911
        11                                  74,524
        12                                  86,247
        13                                  99,199
        14                                 113,501




                        Schedule A - 1